UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 21, 2020

TrueCar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 200
Santa Monica, California 90401
(Address of principal executive offices, including zip code)

(800) 200-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TRUE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05    Costs Associated with Exit or Disposal Activities.

On May 28, 2020, TrueCar, Inc. (the “Company”) committed to a restructuring plan (the “Plan”) in furtherance of its efforts to enhance productivity and efficiency, preserve profitability and streamline its organizational structure to better align operations with its long-term commitment to providing an enhanced consumer experience.

As part of the Plan, the Company will realign its leadership structure and eliminate over 30% of the positions across the organization, which it expects will reduce expenses related to headcount (excluding stock-based compensation) by approximately $35 million on an annualized basis. The Company estimates that it will incur restructuring charges (excluding stock-based compensation) of approximately $9 million in the second quarter of 2020 in connection with the implementation of the Plan, primarily in the form of cash expenditures for one-time employee benefits and severance payments, and expects execution of the Plan to be substantially complete in the third quarter. These estimates are subject to a number of assumptions, and actual results may differ materially. The Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur as a result of or in connection with the implementation of the Plan. The Company intends to exclude the restructuring charges from its non-GAAP financial metrics, including Adjusted EBITDA and Non-GAAP net (loss) income.

This Item 2.05 contains forward-looking statements related to the approximate annualized cost savings under the Plan, the number of positions affected by the Plan and the estimated restructuring charges associated with, and the time frame for completion of, the Plan. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management as of the date they are made. However, investors should not place undue reliance on any such forward-looking statements because they speak only as of the date they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not necessarily limited to, those described in the annual and quarterly reports the Company files with the Securities and Exchange Commission.

Item 5.07    Submission of Matters to a Vote of Security Holders.

On May 21, 2020, the Company held its 2020 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, proxies representing 85,914,062 shares (“Shares”) of the Company’s common stock, par value $0.0001 per share, or approximately 80.16% of the Shares entitled to vote, were present and voted on the following three proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 8, 2020 (the “Proxy Statement”). The Company’s inspector of elections certified the vote tabulations indicated below.

Proposal 1

The individuals listed below were elected at the Annual Meeting to serve as Class III directors on the Company’s Board of Directors until the Company’s 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	For	Withheld	Broker Non-Votes
Christopher W. Claus	63,893,522	1,269,587	20,750,953
Philip G.J. McKoy	64,261,670	901,439	20,750,953
John W. Mendel	62,201,719	2,961,390	20,750,953

Proposal 2

Proposal 2 was a management proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2020, as described in the Proxy Statement. This proposal was approved.

For	Against	Abstained	Broker Non-Votes
85,261,947	613,568	38,547	0

Proposal 3

Proposal 3 was an advisory vote to approve the Company’s named executive officer compensation, as described in the Proxy Statement. This proposal was approved.

For	Against	Abstained	Broker Non-Votes
44,916,531	20,212,268	34,310	20,750,953

Item 7.01    Regulation FD Disclosure.

On May 28, 2020, the Company issued a press release regarding the Plan. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and in Item 9.01 of this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release issued by TrueCar, Inc., dated May 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUECAR, INC.

By:	/s/ Jeff Swart
Jeff Swart
EVP, General Counsel & Secretary

 Date:  May 28, 2020